Exhibit 10.16
SEPARATION AGREEMENT, GENERAL RELEASE OF CLAIMS
AND COVENANT NOT TO SUE

This Separation Agreement, General Release of Claims and Covenant Not to Sue (sometimes referred to herein as “Release Agreement”) is made on the date signed by Blackhawk Network, Inc., and is made by and between Blackhawk Network, Inc., an Arizona corporation, on the one hand, and Christopher Crum, on the other hand.
“Releasor,” “you”, “your” and similar pronouns as used herein, refers to Christopher Crum, and his marital community, heirs, executors, administrators and assigns.
“Blackhawk Network, Inc.” and “Blackhawk”, as used herein, refers to Blackhawk Network, Inc. and its successors and assigns, parents, subsidiaries, affiliates, divisions, partners, directors, officers, managers, agents and employees, and each of them.
WHEREAS, Releasor desires to compromise, settle and fully release any and all claims which he may have against Blackhawk related in any way to his employment with Blackhawk, any term or condition of that employment, or the termination of that employment, Releasor freely and voluntarily enters into and executes this Release Agreement in consideration of Blackhawk's agreement as follows:

A.
Severance. Subject to and in accordance with the terms of this Release Agreement, Blackhawk agrees to pay to Releasor One Hundred Seventy-Nine Thousand Four Hundred Seventy-Seven Dollars and Sixty-One cents ($179,477.61), which represents Twenty-Six (26) weeks of severance pay at his final base salary. These payments shall be made after the Effective Date and during the Severance Period, as defined below, paid as follows: bi-weekly installments will be made for the first Eight (8) weeks according to Blackhawk’s existing pay periods; and a lump sum payment will be made for the Eighteen (18) weeks which is the remainder of the severance pay. Provided that Releasor does not exercise the right of revocation provided for in Paragraph 10(c) below, then (i) the installment severance payment will begin within five (5) business days of the pay period following the expiration of the seven (7) day revocation period described in Paragraph 10(c), and (ii) the lump sum severance payment will be made within ten (10) business days following the expiration of the seven (7) day revocation period described in Paragraph 10(c). If Releasor becomes employed in any other position with Blackhawk during the period the severance payment is paid, the employment will begin promptly, at which time the Severance Period and severance payments will end. The period during which Releasor is entitled to receive severance pay per the terms of this Release Agreement shall be referred to herein as the “Severance Period.”

B.
Employee Benefits. Except as otherwise provided in this Release Agreement, Releasor’s employee benefits as a regular employee of Blackhawk shall terminate on the last day of the month of the Effective Date, in accordance with their respective terms and conditions. Blackhawk will reimburse Releasor for six (6) month(s) of COBRA insurance premiums upon Releasor’s submission of evidence of payment of such premiums.

C.
Severance Allocation. You agree that the severance payments described in Paragraph A are allocated as follows: (1) ninety percent (90%) of the payments are allocated as consideration for your fulfillment of the obligations needed to avoid termination of payments under Paragraph 2 below, and (2) ten percent (10%) of the payments are allocated as consideration for the Release Agreement’s remaining Releasor obligations.

General Release and Settlement of Claims-Blackhawk Christopher Crum	Page 1 of 6
Blackhawk Confidential

D.
Accelerated Vesting. As further consideration for Releasor’s promises made and obligations under this Agreement, Blackhawk shall obtain necessary approval from the appropriate governance body to cause seven thousand one hundred fifty-five (7,155) shares which represent fifty percent (50%) of the Performance Shares that have Performance-Vested (as defined in the 2014 PSU) prior to the Effective Date (as defined below) pursuant to the 2014 Performance Share Agreement (the “2014 PSU”) entered into by Releasor under the Blackhawk Network Holdings, Inc. 2013 Equity Incentive Award Plan to become Vested (as defined in the 2014 PSU) as of the Effective Date. For the avoidance of doubt, Blackhawk shall cause one share of common stock to be paid for each such Vested Performance Share as soon as administrative practicable following the Effective Date, in accordance with the 2014 PSU, and the remaining Performance Shares under the 2014 PSU shall be forfeited.

E.
Tax Withholding. Releasor shall be responsible, and agrees to hold harmless and indemnify Blackhawk, for any tax liabilities that he incurs as a result of the severance payment, any other consideration provided by Blackhawk under this Agreement and the issuance of other equity to the Releasor pursuant to the equity award agreements to which the Releasor is a party. Any payments made to Releasor under Sections A-D above shall be less any tax withholdings required by law.

F.	Existing Equity Plans. Except as set forth above in Section D, all of Releasor’s outstanding equity grants will be treated strictly in accordance with the terms of the respective grants and plans.
In consideration of the foregoing and each payment made thereunder, Releasor agrees as follows:
1.    Termination Date: Releasor’s employment will terminate with Blackhawk effective September 30, 2016 (the “Effective Date”). For clarity, the parties acknowledge that the Effective Date is neither shortened nor extended based on the date when Releasor ceases to engage in work for Blackhawk.
2.    Termination of Severance Payments. As of the Execution Date and the Effective Date, Releasor's entitlement to any future payment under Paragraph A of this Release Agreement shall end, and Blackhawk shall have no further obligations to Releasor, immediately upon Releasor's commencement of employment with, or undertaking to provide any paid or unpaid consulting services to, any person or entity in the gift card payments business, including those listed on Schedule A (“Gift Card Payments Business Companies”) in any geographical location, regardless of whether that is the geographical location in which Releasor was, is or will be assigned to work. Blackhawk shall be entitled to recover (and Releasor shall be deemed to have forfeited) any payments made to Releasor under Paragraph A, if Releasor accepts any employment with such Gift Cards Payments Business Companies during the period equal to twelve (12) months following the Effective Date. Notwithstanding this Paragraph, Releasor shall be entitled to 10% of the total amount of severance payments under this Release Agreement as consideration for Releasor’s remaining obligations under the Release Agreement, including the Release of Claims in Paragraph 3.
3.    Release of Claims. As of the Execution Date and the Effective Date, Releasor hereby releases and forever discharges Blackhawk of and from any and all claims, demands, actions, causes of action, damages and liabilities (all hereinafter referred to as "Claims"), whether or not now known, suspected or claimed, which Releasor possesses from his employment with Blackhawk, and any status, term or condition of such employment or the termination of that employment (“Release”). This Release and Release Agreement is expressly intended to, and does, extend to and include, but is not limited to, Claims under the following (as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1867; the Equal Pay Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Americans With Disabilities Act; the Employee Retirement Income Security Act; the Older Workers Benefit Protection Act; the California Fair Employment & Housing Act; the California Labor Code; the Employee Retirement Income Security Act of 1974; the Civil Rights and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act of 1988; the Vocational Rehabilitation Act of 1973; the Equal Pay Act of 1963; the National Labor Relations Act; the California Unruh Civil Rights Act; the California Equal Pay Law; any similar or comparable statute or statutes in any state, including, without limitation, the civil rights laws of Arizona, California, Missouri, Nevada and Texas; and any other federal, state or local statutes, ordinances, constitutional provisions or regulations prohibiting any form or forms of discrimination in employment and/or relating to the payment of wages and benefits. This Release and Release Agreement also extends to and includes, but is not limited to, any Claims by Releasor for breach of any express or implied written or oral contract; intentional or negligent infliction of emotional distress;

General Release and Settlement of Claims-Blackhawk Christopher Crum	Page 2 of 6
Blackhawk Confidential

impairment or interference with economic activities or opportunities; unlawful interference with employment rights; defamation; wrongful termination; wrongful discharge in violation of public policy; breach of any express or implied covenant of good faith and fair dealing; and any and all other common law contract and/or tort Claims. Released claims shall include any claims for additional compensation, unvested benefits, including any form of unvested equity grants under any Blackhawk equity plan, and future bonus or commissions.
4.    Covenant Not to Sue. Releasor covenants and agrees never, individually or with any other person or entity or in any way, voluntarily to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against Blackhawk any action or other proceeding based upon any Claim which is covered and released by this Release Agreement. Notwithstanding this Section, nothing in this Release Agreement prevents me from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable federal, state or local agency.
5.    Sole Right to Claims. Releasor represents and warrants that no other person or entity had or has any interest in the Claims referred to in this Release Agreement; that he has the sole right and exclusive authority to execute this Release Agreement; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any Claim or demand relating to any matter covered by this Release Agreement.
6.    No Admission of Liability. Releasor acknowledges and understands that the consideration referred to herein is provided without admission or concession by Blackhawk of any violation of any law or liability to Releasor; and that said consideration provides his with valuable benefits in addition to any to which he already is entitled under Blackhawk's employee benefit plans or otherwise.
7.    No Other Consideration. Releasor acknowledges and agrees that no consideration other than as provided for in this Release Agreement has been or will be paid or furnished by Blackhawk; that he will make no Claim and hereby waives any right he may now have or may hereafter have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Release Agreement; and that Releasor understands and has freely and voluntarily entered into and executed this Release Agreement.
8.    Agreement Is Confidential. Releasor and Blackhawk covenant and agree that each will maintain in confidence the terms of this Release Agreement and that, unless required to do so by subpoena or other lawful process, and then only to the extent so required, they will not disclose any information concerning the Release or Release Agreement, or any of its specific terms or provisions, to any person or entity other than Releasor’s attorneys, spouse, accountants or certified financial or tax advisors or Blackhawk’s officers, directors, attorneys, parents, subsidiaries, affiliates or certified or in-house accountants, financial or tax advisors, each of whom upon receipt of such information or this Release Agreement shall be bound by the terms of this Paragraph 8. Notwithstanding the foregoing or the provisions of Paragraph 11, nothing in this Release Agreement prohibits Releasor from exercising rights as specified in Paragraph 13 of this Release Agreement. Pursuant to the Defend Trade Secrets Act of 2016, Releasor understands that he shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. He shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
9.    Waiver of Civil Code Section 1542. Releasor expressly waives any right or benefit available in any capacity under the provisions of Section 1542 of the California Civil Code, which section provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Releasor expressly waives any right or benefit available in any capacity under the provisions of any state, federal or local statute, ordinance, constitutional provision or regulation similar or comparable to the foregoing Section 1542 of the California Civil Code.

General Release and Settlement of Claims-Blackhawk Christopher Crum	Page 3 of 6
Blackhawk Confidential

10.    Releasor’s Rights. Releasor understands and agrees that:
(a)    he has a period of twenty-one (21) days to consider this Release Agreement and determine whether he wishes to execute the same (Releasor may waive this 21-day period);
(b)    any rights or claims that may arise after the Effective Date of this Release Agreement are not waived by his execution of the Release;
(c)    he has a non-waivable period of seven (7) days after the Execution Date (as defined in the signature block, below), within which he may revoke the Release Agreement and that the Release Agreement shall not become effective or enforceable until the seven-day revocation period has expired; and
(d)    in the event that Releasor fails timely to execute this Release Agreement and return the executed original thereof to Blackhawk, or if Releasor timely exercises the right of revocation provided for in Paragraph 10(c), above, then Blackhawk shall be relieved of any and all obligations to Releasor under this Release Agreement.
To the extent Christopher Crum has executed this Release Agreement within less than twenty-one (21) days after its delivery to him; Christopher Crum hereby acknowledges that his decision to execute this Release Agreement before the expiration of such twenty-one (21) day period was entirely voluntary. This Release Agreement is delivered to Releasor on September 23, 2016.
11.    Confidential Information and Non-Solicitation. Releasor covenants and agrees that, without the express written consent of an executive officer of Blackhawk:
A.    He will not at any time, directly or indirectly, reveal or disclose to any person or entity, or otherwise use or exploit for the Releasor’s own benefit or for the benefit of any other person, any confidential, proprietary or trade secret information of or about Blackhawk, or any other Confidential Information, obtained during the course of his employment with Blackhawk; provided, however, that this paragraph shall not in any manner limit the protection of the Blackhawk’s trade secrets afforded by law, and, provided further, that Releasor’s obligations as to trade secrets shall continue indefinitely as provided by law. For purposes of this Paragraph 11, “Confidential Information” shall mean information and the compilation of information related to Blackhawk’s operation and business which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons. Confidential Information includes, but is not limited to, the following: any information designated or labeled as ‘confidential’ or ‘proprietary’; any information which is of the type one would reasonably expect a business to maintain in confidence, including without limitation the following: legal or business development strategies, technical information, business information, contractual information, personnel information and information relating to innovative activities, confidential information of third parties to which Blackhawk owes a duty of confidentiality or non-use, financial information, procedures, prototypes and samples, proposals or quotes made to or prepared for customers or prospective customers, vendor and customer lists and pricing information, compilations of information concerning clients or customers and prospective clients or customers, the composition or description of any future products or services that are or may be provided by Blackhawk, Blackhawk marketing or sales information, know how (including but not limited to the unique manner in which Blackhawk conducts business), and payment arrangements with customers or business accounts.

General Release and Settlement of Claims-Blackhawk Christopher Crum	Page 4 of 6
Blackhawk Confidential

B.    He shall not, for a period ending one (1) year after the Effective Date hereof, directly or indirectly, for himself or for any other person or entity (i) employ, attempt to employ, or assist in the employment of any of Blackhawk’s current employees with whom Releasor had material contacts, unless such employee has not been employed by Blackhawk for a period in excess of six (6) months, and/or (ii) call on or solicit any of the actual vendors or suppliers (except for legal service vendors or suppliers), customers or targeted prospective customers or clients (including, without limitation, content providers and distribution partners) of Blackhawk with whom Releasor has had material contacts during Releasor’s employment with Blackhawk, for the purpose of providing the same or similar services which Releasor provided to Blackhawk, nor shall Releasor make known the names and addresses of such customers or clients, or any such information relating in any manner to Blackhawk’s trade or business relationships with such customers or clients. Releasor agrees that for purposes of this non-solicitation covenant and agreement, Releasor shall be reasonably considered to have had “material contact” if Releasor dealt on behalf of Blackhawk with the employee, customer or client, or if Releasor supervised any employee or contractor who dealt with the same.
12.    Cooperation in Legal Proceedings. Releasor covenants and agrees that he will cooperate fully when and as reasonably required by Blackhawk in the defense or prosecution of any claims, charges, complaints or lawsuits that have been or may hereafter be filed by or against Blackhawk, in which event Blackhawk will indemnify Releasor in the same manner and to the same extent as if he were still employed by Blackhawk. Such cooperation will include, but is not limited to, meeting with Blackhawk’s counsel and being available for deposition and/or trial testimony upon reasonable notice. Blackhawk agrees that indemnification shall include reimbursement of Releasor for reasonable expenses incurred by his in furnishing such cooperation.
13.    Non-Disparagement; Administrative Charges. Christopher Crum on his own behalf and on behalf of each Releasor covenants and agrees that for a period of one year after the Effective Date, he shall not, whether acting for Releasor or for any third party, disparage the image or reputation of Blackhawk or any of its subsidiaries or affiliates. Blackhawk covenants and agrees that for a period of one year after the Effective Date its officers, senior management employees and professional employees shall not disparage the image or reputation of Christopher Crum. Nothing in any provision of this Release Agreement shall affect Christopher Crum’s right to file a charge with the EEOC, the NLRB, SEC or any other federal, state or local administrative agency, waive his right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934, or limit Christopher Crum’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation. However, where this is not prohibited by applicable law, rule, or regulation, the severance payments paid to Christopher Crum by this Release Agreement shall be the sole monetary relief available to Christopher Crum for the Claims being released in this Release Agreement, and Christopher Crum will not be entitled to recover, and agrees to waive, any additional personal monetary relief that may be sought from or awarded against Blackhawk in the future without regard to who filed or brought such claim. In addition, nothing in this Agreement shall restrict any legal rights to engage in protected activities regarding the terms and conditions of employment. Notwithstanding this release of liability, nothing in this Release Agreement prevents me from filing any non-legally waivable claim (including a challenge to the validity of this Release Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or comparable federal, state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or comparable state or local agency; however, I understand and agree that, where this is not prohibited by applicable law, rule, or regulation, I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB, SEC or comparable federal, state or local agency proceeding or subsequent legal actions.
14.    Injunctive Relief. Releasor understands and agrees that a breach of any of the agreements, covenants, representations or warranties set forth in Paragraphs A, B, 2, 3, 4, 5, 8, 9, 11, 12 and 13 above, shall be a material breach of the Release Agreement, for which Blackhawk may, at its sole option: i) immediately cease providing to Releasor any of the benefits provided for in this Release Agreement; and/or ii) seek injunctive relief, reimbursement, damages, attorneys’ fees and costs.
15.    Governing Law. This Release Agreement shall be governed by the laws of the State of Arizona, without regard to the choice of law provisions thereof. Releasor hereby expressly consents to personal jurisdiction and venue in the State and federal courts located in Contra Costa county, California for any lawsuit arising from or relating to this Release Agreement, without regard to his then-current residence or domicile, and hereby expressly and irrevocably waives any objection to such jurisdiction and venue.

General Release and Settlement of Claims-Blackhawk Christopher Crum	Page 5 of 6
Blackhawk Confidential

16.    Attorneys’ Fees and Expenses. If an action is brought by either Party for breach of any provision of this Agreement, the non-breaching Party shall be entitled to recover all reasonable attorneys' fees and costs in defending or bringing such an action.
17.    Severability. In case any provision of this Release Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions of this Release Agreement shall be unaffected and unimpaired thereby and shall remain in full force and effect to the fullest extent permitted by law.
18.    Voluntary Execution of Agreement. This Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. Christopher Crum hereby acknowledges that (a) he has read this Release Agreement, (b) he has been represented in the preparation, negotiation, and execution of this Release Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel, (c) he understands the terms and consequences of this Release Agreement and of the releases it contains, and (d) he is fully aware of the legal and binding effect of this Release Agreement.
19.    Counterparts. This Release Agreement may be signed in counterpart originals with the same force and effect as though a single original were executed.
20.    Entire Agreement. Except to the extent subject matter in this Release Agreement limits rights of Blackhawk (including its predecessors) in any prior agreements between the parties, this Release Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of the Release Agreement, and the Release Agreement supersedes all prior agreements between the parties with respect to the subject matter covered herein, whether written or oral, except as otherwise expressly provided herein. Notwithstanding the foregoing, nothing herein is intended to supersede, limit or replace any prior non-competition, non-solicitation, and/or non-disclosure covenants or agreements, which shall continue and remain in full force and effect per the terms of those covenants/agreements. Where the subject matter in this Release Agreement would otherwise limit Blackhawk’s rights in any prior agreements between the parties, all Blackhawk rights related to such subject matter are incorporated herein and preserved to the fullest extent allowable by applicable law.

Dated:	October 13, 2016		/s/ Christopher Crum
	(“Execution Date”)		Christopher Crum

Dated:	October 17, 2016		Blackhawk Network Inc.

		By:	/s/ Suzanne Kinner
		Name:	Suzanne Kinner
		Its:	GVP, Human Resources

General Release and Settlement of Claims-Blackhawk Christopher Crum	Page 6 of 6
Blackhawk Confidential